Exhibit 99.1

Beginning in 2017, we made certain changes that affect our segment results.
First, to better align our business within our segments, we moved Max Matthiessen, which specializes in pension investment advice, to Investment Risk and Reinsurance from Human Capital and Benefits and moved Fine Art, Jewellery and Specie, which is a specialty broker, to Corporate Risk and Broking from Investment Risk and Reinsurance. The realignment among our segments does not impact total segment revenues, nor does it impact the organic commissions & fees growth previously reported by segment for 2016.
Second, to better reflect the ongoing nature of our business, and allocate those expenses which are directly related to the business segment operations, we have changed the composition of segmental operating income presented to the chief operating decision maker.  As a result of such change, we have recast operating income to reflect the new segment reporting basis for the following two types of items:

•
As part of the further integration of our Willis Towers Watson businesses, we have updated our corporate expense allocations to standardize our methodologies and allocate those expenses which are directly related to the business segment operations. Those costs which will be unallocated primarily relate to corporate functions which are not directly related to the business, or to certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes. These unallocated costs are reported as Unallocated, net in the reconciliation from Total segment operating income to Income from operations before income taxes and interest in earnings of associates.

•
Historically the depreciation of fixed assets and amortization of the internally-developed software was reflected as an expense in the segment results. The amortization for intangible assets is not reflected in our segment results and is included in Amortization as a reconciling adjustment to our overall U.S. GAAP results.

As a result of the purchase accounting for the merger, certain fixed assets had an uplift in value, and all internally-developed software was removed and replaced as intangible assets. These adjustments were reflected in our overall U.S. GAAP results, but were previously not reflected in our segment results in 2016 to maintain comparability to our 2015 results. The reconciling adjustment for the uplift in depreciation and the reduction to depreciation resulting from the removal of internally-developed software was included within Other, net.
Due to the long-term nature of these adjustments, the reporting methodology for the fixed asset and internally-developed software adjustments has been revised, and the impact has been reflected in the respective segments in operating income, thereby eliminating the reconciling item.
For informational purposes only, to assist in understanding these changes, the tables below reflect the previously reported segment revenues and segment operating income (‘Reported’) alongside the recast segment revenues and segment operating income (‘Recast’), as discussed above for each of the quarters of 2016 and for the year ended December 31, 2016. The changes to our segment reporting will be reflected within our segment results in our future Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K.

Human Capital and Benefits	Q1		Q2		Q3		Q4		FY 2016
	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast
Segment commissions and fees	$952	$926	$760	$731	$747	$720	$751	$723	$3,210	$3,100
Segment interest and other income	3	4	5	5	—	—	8	8	16	17
Total segment revenues	$955	$930	$765	$736	$747	$720	$759	$731	$3,226	$3,117

Total segment operating income	$297	$313	$113	$128	$121	$127	$149	$160	$680	$728

Corporate Risk and Broking	Q1		Q2		Q3		Q4		FY 2016
	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast
Segment commissions and fees	$638	$641	$623	$627	$546	$553	$695	$698	$2,502	$2,519
Segment interest and other income	7	6	6	6	8	8	8	8	29	28
Total segment revenues	$645	$647	$629	$633	$554	$561	$703	$706	$2,531	$2,547

Total segment operating income	$120	$110	$119	$99	$59	$46	$222	$208	$520	$463

Investment, Risk and Reinsurance	Q1		Q2		Q3		Q4		FY 2016
	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast
Segment commissions and fees	$475	$498	$355	$380	$292	$312	$260	$285	$1,382	$1,475
Segment interest and other income	4	4	44	44	7	7	4	4	59	59
Total segment revenues	$479	$502	$399	$424	$299	$319	$264	$289	$1,441	$1,534

Total segment operating income	$176	$199	$101	$123	$25	$38	$4	$23	$306	$383

Exchange Solutions	Q1		Q2		Q3		Q4		FY 2016
	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast
Segment commissions and fees	$163	$163	$154	$154	$161	$161	$174	$174	$652	$652
Segment interest and other income	—	—	1	1	—	—	1	1	2	2
Total segment revenues	$163	$163	$155	$155	$161	$161	$175	$175	$654	$654

Total segment operating income	$39	$43	$30	$34	$19	$23	$14	$19	$102	$119

Segment Totals	Q1		Q2		Q3		Q4		FY 2016
	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast
Segment commissions and fees	$2,228	$2,228	$1,892	$1,892	$1,746	$1,746	$1,880	$1,880	$7,746	$7,746
Segment interest and other income	14	14	56	56	15	15	21	21	106	106
Total segment revenues	$2,242	$2,242	$1,948	$1,948	$1,761	$1,761	$1,901	$1,901	$7,852	$7,852

Total segment operating income	$632	$665	$363	$384	$224	$234	$389	$410	$1,608	$1,693

The table below presents a reconciliation of the information reported by segment to the consolidated amounts reported for each of the quarters of 2016 and for the year ended December 31, 2016.

	Q1		Q2		Q3		Q4		FY 2016
	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast	Reported	Recast
Revenues:
Total segment revenues	$2,242	$2,242	$1,948	$1,948	$1,761	$1,761	$1,901	$1,901	$7,852	$7,852
Fair value adjustment to deferred revenue	(32)	(32)	(26)	(26)	—	—	—	—	(58)	(58)
Reimbursable expenses and other	24	24	27	27	16	16	26	26	93	93
Total revenues	$2,234	$2,234	$1,949	$1,949	$1,777	$1,777	$1,927	$1,927	$7,887	$7,887

Total segment operating income	$632	$665	$363	$384	$224	$234	$389	$410	$1,608	$1,693
Differences in allocation methods	8	—	(3)	—	20	—	(7)	—	18	—
Fair value adjustment for deferred revenue	(32)	(32)	(26)	(26)	—	—	—	—	(58)	(58)
Amortization	(161)	(161)	(125)	(125)	(157)	(157)	(148)	(148)	(591)	(591)
Restructuring costs	(25)	(25)	(41)	(41)	(49)	(49)	(78)	(78)	(193)	(193)
Transaction and integration expenses	(52)	(52)	(29)	(29)	(36)	(36)	(60)	(60)	(177)	(177)
Provision for the Stanford litigation	(50)	(50)	—	—	—	—	—	—	(50)	(50)
Other, net	6	—	(3)	—	(1)	—	(8)	—	(6)	—
Unallocated, net (i)	—	(19)	—	(27)	—	9	—	(36)	—	(73)
Income from operations	326	326	136	136	1	1	88	88	551	551
Interest expense	46	46	47	47	45	45	46	46	184	184
Other expense/(income), net	18	18	(6)	(6)	14	14	1	1	27	27
Income/(loss) from operations before income taxes and interest in earnings of associates	$262	$262	$95	$95	$(58)	$(58)	$41	$41	$340	$340
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(i)
Includes certain costs, primarily related to corporate functions which are not directly related to the business and differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes. In the Reported periods, these amounts were presented as either Differences in allocation methods or Other, net.

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